UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Jason Aintabi

Craig M. Hatkoff

Jennifer M. Hill

Todd S. Schuster

Allison Nagelberg

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 10, 2021, Blackwells issued the following press release. A copy of the press release is filed herewith as Exhibit 1.

Exhibit 1

Blackwells Comments on Results of Monmouth Real Estate Investment Corp. Special Meeting

After Spending Millions of Shareholder Dollars Pursuing a Flawed Transaction That Was Roundly Rejected by Its Shareholders, Monmouth Must Now Schedule Annual Meeting

Blackwells Will Work to Install New Board Members Committed to Restarting a Full and Fair Strategic Alternatives Process

Warns Landy-Family Dominated Board to Undertake No Actions Until the Board is Reconstituted

NEW YORK, Sept. 10, 2021 – Blackwells Capital LLC (together with its affiliates “Blackwells”), an alternative investment management firm owning 4.36% of the common stock of Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the “Company”), today commented on the results of the Special Meeting of Monmouth Shareholders in which Monmouth shareholders overwhelmingly opposed the proposed merger with Equity Commonwealth.

Jason Aintabi, Chief Investment Officer of Blackwells, said:

Monmouth’s Board empaneled a conflicted Board committee to run its so-called strategic alternatives process, and then negotiated and endorsed a deal that was so obviously and grossly inadequate that, when it was put up for a vote, shareholders rejected it by a wider margin than any M&A transaction this century.

In so doing, this Board has cemented its standing as abjectly unfit to properly serve the interests of shareholders.

At the direction of the Landy family, the Board entered into a flawed deal and unanimously authorized the spending of tens of millions of shareholder dollars to support and advocate enthusiastically for it. Despite the Board’s best efforts to serve the tax and employment interests of the Landy family, the transaction was rejected by both major proxy advisory firms and nearly every active investment manager.

If there were any doubts about the disdain the Board has for public shareholders and their interests, or the unwavering loyalty the directors have to their benefactors in the Landy family, this sad and expensive episode has put those doubts to rest. There can be no question but that this Board does not understand or appreciate the value of Monmouth or the will or views of its public shareholders.

Monmouth has not held an annual shareholder meeting in 16 months. The time has come for the Monmouth Board to schedule the long overdue annual meeting of Monmouth shareholders. The Board has failed shareholders and it is time for shareholders to hold it, and especially the Landy family (three of whose members are up for election this year), accountable.

We intend to maintain our effort to install experienced, independent directors who are committed to running a proper strategic alternatives process and to governing Monmouth in a manner that benefits all shareholders.

Meanwhile, this Board should take no actions or attempt any self-refreshment or claim any new enlightened perspective on Board composition or governance. The Board has had its chance to run its game plan and the scorecard is clear.

Monmouth investors can access Blackwells’ materials and other shareholder resources at www.MaximizeMNR.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells, Jason Aintabi, Craig M. Hatkoff, Jennifer M. Hill, Allison Nagelberg, and Todd S. Schuster (collectively, the “Participants”).

As of August 18, 2021, Blackwells beneficially owns 365,100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As of August 18, 2021, Mr. Aintabi beneficially owns 4,150,954 shares of Common Stock, including (i) 365,100 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, AND (ii) 3,767,854 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. As of the date hereof, Ms. Nagelberg is the beneficial owner of approximately 64,199.94 shares of Common Stock and Mr. Schuster is the beneficial owner of 71,248 shares of Common Stock. Neither Ms. Hill nor Mr. Hatkoff owns any shares of Common Stock as of the date hereof. Collectively, the Participants beneficially own in the aggregate approximately 4,286,401.94 shares of Common Stock, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.36% of the outstanding shares of Common Stock.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com

Contacts:

Investors:

Morrow Sodali

Mike Verrechia

800-662-5200 (stockholders)

202-658-9400 (banks and brokers)

Blackwells@morrowsodali.com

Media:

Gagnier Communications

Dan Gagnier / Jeffrey Mathews

646-569-5897

Blackwells@gagnierfc.com